Exhibit 99.1

GENMAB AND PDL BIOPHARMA CLOSE SALE OF

ANTIBODY MANUFACTURING FACILITY

Summary: Genmab’s acquisition of PDL BioPharma’s antibody manufacturing facility has closed.

Copenhagen, Denmark and Redwood City, Calif., USA; March 13, 2008 — Genmab A/S (OMX: GEN) and PDL BioPharma, Inc. (Nasdaq: PDLI) today announced the closing of the previously announced transaction under which Genmab has acquired PDL’s antibody manufacturing facility located in Brooklyn Park, Minnesota, USA for USD 240 million in cash. The transaction was first announced on February 21, 2008.

About Genmab A/S

Genmab is a leading international biotechnology company focused on developing fully human antibody therapeutics for unmet medical needs.  Using unique, cutting-edge antibody technology, Genmab’s world class discovery and development teams have created and developed an extensive pipeline of products for potential treatment of a variety of diseases including cancer and autoimmune disorders.  As Genmab advances towards a commercial future, we remain committed to our primary goal of improving the lives of patients who are in urgent need of new treatment options.  For more information on Genmab’s products and technology, visit www.genmab.com.

About PDL

PDL Biopharma, Inc. is a biotechnology company focused on creating and developing innovative antibodies that improve the lives of patients with cancer and immunologic diseases. For more information, please visit www.pdl.com.

Forward Looking Statement for Genmab:

This press release contains forward looking statements. The words “believe”, “expect”, “anticipate”, “intend” and “plan” and similar expressions identify forward looking statements. Actual results or performance may differ materially from any future results or performance expressed or implied by such statements. The important factors that could cause our actual results or performance to differ materially include, among others, risks associated with product discovery and development, uncertainties related to the outcome and conduct of clinical trials including unforeseen safety issues, uncertainties related to product manufacturing, the lack of market acceptance of our products, our inability to manage growth, the competitive environment in relation to our business area and markets, our inability to attract and retain suitably qualified personnel, the unenforceability or lack of protection of our patents and proprietary rights, our relationships with affiliated entities, changes and developments in technology which may render our products obsolete, and other factors. Genmab is not under an obligation to up-date statements regarding the future following the publication of this release; nor to confirm such statements in relation to actual results, unless this is required by law.

Genmab®; the Y-shaped Genmab logo®; HuMax®; HuMax-CD4®; HuMax-CD20®; HuMax-EGFr™; HuMax-IL8™; HuMax-TAC™; HuMax-HepC™; HuMax-CD38™; HuMax-CD32b™ and UniBody® are all trademarks of Genmab A/S.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Genmab Contact:	Helle Husted, Sr. Director, Investor Relations
T: +45 33 44 77 30; M: +45 25 27 47 13; E: hth@genmab.com

PDL Contacts:	Kathleen Rinehart (Media)	Jean Suzuki (Investors)
	(650) 454-2543	(650) 454-2648
	kathleen.rinehart@pdl.com	jean.suzuki@pdl.com